UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

Current Report

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) July 2, 2015

HOLOGIC, INC.

(Exact Name of Registrant as Specified in Its Charter)

DELAWARE

(State or Other Jurisdiction of Incorporation)

1-36214	04-2902449
(Commission File Number)	(I.R.S. Employer Identification No.)

35 Crosby Drive, Bedford, MA	01730
(Address of Principal Executive Offices)	(Zip Code)

(781) 999-7300

(Registrant’s Telephone Number, Including Area Code)

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement.

On July 2, 2015, Hologic, Inc. (Hologic or the Company) completed a private placement of $1.0 billion aggregate principal amount of its 5.250% Senior Notes due 2022 (the “2022 Notes”) at an offering price of 100% of the aggregate principal amount of the 2022 Notes. The 2022 Notes were not registered under the Securities Act of 1933, as amended (the “Securities Act”), or any state securities laws, and were offered only to qualified institutional buyers in reliance on Rule 144A under the Securities Act and outside the United States in accordance with Regulation S under the Securities Act. The 2022 Notes are general senior unsecured obligations of the Company and are guaranteed on a senior unsecured basis by certain domestic subsidiaries of Hologic (the “Guarantors”).

The 2022 Notes were issued pursuant to an indenture (the “Indenture”), dated as of July 2, 2015, among the Company, the Guarantors and Wells Fargo Bank, National Association, as trustee. The 2022 Notes mature on July 15, 2022 and bear interest at the rate of 5.250% per year, payable semi-annually on January 15 and July 15 of each year, commencing on January 15, 2016.

The Indenture contains covenants which limit, among other things, the ability of the Company and the Guarantors to incur additional indebtedness and additional liens on their assets, engage in mergers or acquisitions or dispose of assets, pay dividends or make other distributions, enter into certain transactions with affiliated persons and make certain investments. These covenants are subject to a number of exceptions and qualifications, including the suspension of certain of these covenants upon the 2022 Notes receiving an investment grade credit rating.

The Company may redeem the 2022 Notes at any time prior to July 15, 2018 at a price equal to 100% of the aggregate principal amount so redeemed, plus accrued and unpaid interest, if any, to the redemption date and a make-whole premium set forth in the Indenture. The Company may also redeem up to 35% of the aggregate principal amount of the 2022 Notes with the net cash proceeds of certain equity offerings at any time and from time to time before July 15, 2018, at a redemption price equal to 105.250% of the aggregate principal amount so redeemed, plus accrued and unpaid interest, if any, to the redemption date. On or after July 15, 2018, the Company may redeem the 2022 Notes at redemption prices set forth in the Indenture, plus accrued and unpaid interest, if any, to the redemption date. In addition, if the Company undergoes a change of control, as provided in the Indenture, the Company will be required to make an offer to purchase each holder’s 2022 Notes at a price equal to 101% of their principal amount, plus accrued and unpaid interest, if any, to the repurchase date.

The Indenture also contains certain customary events of default, including among others, failure to pay interest on the 2022 Notes that continues for a period of 30 days after payment is due, failure to pay the principal of, or premium, if any, on the 2022 Notes when due upon maturity, redemption, required repurchase, acceleration or otherwise, failure to comply with certain covenants and agreements, and certain events of bankruptcy or insolvency. An event of default under the Indenture will allow the trustee or the holders of at least 25% in aggregate principal amount of the then-outstanding 2022 Notes to declare to be immediately due and payable the principal amount of all such 2022 Notes then outstanding, plus accrued but unpaid interest to the date of acceleration, or in the case of events of default involving bankruptcy or insolvency, such principal amount plus interest of all the 2022 Notes shall become automatically due and payable immediately without any further action or notice.

As previously disclosed, Hologic intends to use the net proceeds of the 2022 Notes, plus available cash, to redeem its outstanding 6.25% Senior Notes due 2020 in the aggregate principal amount of $1.0 billion (the “2020 Notes”) on August 1, 2015 at an aggregate redemption price of $1.03125 billion. In addition, Hologic will make a final interest payment in the amount of $31.25 million for interest accrued to August 1, 2015, to holders of record of the 2020 Notes as of July 15, 2015.

The description above is a summary of the terms of the 2022 Notes and the Indenture. This description does not purport to be complete and it is qualified in its entirety by reference to the documents themselves. A copy of the Indenture (including the forms of 2022 Notes) is attached hereto as Exhibit 4.1 and is incorporated herein by reference.

Item 2.03. Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information provided in Item 1.01 is incorporated herein by reference.

Item 9.01.	Financial Statements and Exhibits.

(d) Exhibits.

Exhibit Number	Description

4.1	Indenture dated July 2, 2015, by and among Hologic, the guarantors party thereto and Wells Fargo Bank, National Association, as Trustee.

4.2	Form of 5.250% Senior Note due 2022 (included in Exhibit 4.1).

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: July 2, 2015	HOLOGIC, INC.

	By:	/s/ Robert W. McMahon
Robert W. McMahon
Chief Financial Officer